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                                                       EXHIBIT 10.1

                                  BARNES GROUP INC.
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                        MANAGEMENT INCENTIVE COMPENSATION PLAN
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          SECTION l.   Purpose
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               The Management Incentive Compensation Plan ("MICP") is
          designed to provide incentive compensation opportunities to per-sons in key positions who contribute importantly to the success of Barnes Group Inc. (the "Company").

          SECTION 2.   Administration
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               The MICP shall be administered by the Compensation Committee of the Board of Directors or its successor (the "Committee"). Amounts paid or projected to be paid under the MICP are referred to herein as "Awards".

          SECTION 3.  Incentive Funds
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          3.1  Prior to March 1st of each year, the Committee will deter-
               mine which units should have separate incentive funds. For each fund it will then set:

               a. a Performance Profit level above which an Award will be earned (the "Base"),

               b. the percent of total base salary in the fund which will be paid as an Award if Performance Profit equals the Performance Profit in the current operating plan, and

               c. the amount of Performance Profit which will yield the maximum payout (the "Maximum").

                    The Committee may also designate an intermediate level
               of Performance Profit between the Base and the Maximum (the

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               Management Incentive Compensation Plan
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               "Target") and the percent of salary which will be paid as an
               Award if Performance Profit equals the Target.

                    Based on the above determinations by the Committee and
               the total actual base salaries of the participants in each incentive fund, the Vice President-Controller shall calculate participation rates for each fund. The Incentive Fund available at the end of the year for payment of Awards shall be equal to the participation rate(s) times the applicable amount by which Performance Profit exceeds the profit objective(s). Performance Profit will be adjusted to exclude amounts for any extraordinary and non-recurring items designated for exclusion by the Committee or for other factors deemed appropriate by the Committee.

          3.2 For participants in the Corporate Incentive Fund, Net Income shall be used for all purposes rather than Performance Profit. Net Income will be adjusted to exclude the after-tax effect of any extraordinary and non-recurring items designated for exclusion by the Committee or for other factors deemed appropriate by the Committee.

          3.3 The Committee may also elect to use Net Income rather than Performance Profit for units based outside the United States.

          SECTION 4.  Participants
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               Prior to March 1st of each year, the Chief Executive Officer of the Company, upon the recommendations of the group presidents

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          and the senior staff officers, shall designate participants in the MICP for the current year and the funds in which they shall participate. (The designation will be incorporated in a memo-randum from the Chief Executive Officer to the Vice President-Controller.) The Chief Executive Officer shall participate in the MICP and in the Corporate Incentive Fund. New employees and persons who are promoted during the year may be added as partici-pants during the year by the Chief Executive Officer upon written notice to the Vice President-Controller.

          SECTION 5.  Grant of Awards
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          5.1  The Committee shall meet each December to make determina-
               tions relating to the Awards to be made under the MICP.

          5.2 The Vice President-Controller shall provide to the Committee an estimate of each Incentive Fund for the year and the estimated percent of salaries earned as Awards by partici-pants based on the objectives set by the Committee pursuant to Section 3 hereof.

          5.3 The Committee will then decide the portion of each Incentive Fund which will be collectively awarded to the participants in the fund; provided, however, that the Incentive Fund may not exceed 50% of the total base compensation of all the participants in the fund.

          5.4 In December the Committee shall decide each officer's per-centage share of his/her applicable fund. However, no

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               officer may be awarded a share which would result in an
               Award which is greater than 50% of his/her base compensation for the year with respect to which the Award is made.

                    Each officer's percentage share of the Incentive Fund
               is subject to adjustment if the actual amount of the fund determined on the basis of full year actual figures increases from the December estimate by an amount such that the application of said percentage share would result in an Award which exceeded 50%.

                    Any excess amount resulting from the above limitation
               shall be distributed among the other participants unless decided otherwise prior to year end.

          5.5 After the end of the year and based on the final amount of each Incentive Fund, the Chief Executive Officer, upon recommendation from the group presidents and the senior staff officers, shall determine each participant's share of the Incentive Funds (except for officers of the Company). However, no participant may be awarded a share which would result in an Award which is greater than 50% of his/her base compensation for the year with respect to which the Award is made.

          5.6 The Committee shall have full authority to determine that no portion of an Incentive Fund will be paid, and to refrain from making an Award to any officer. Except for persons who retire, die, or become permanently disabled during the year,

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               a person must be employed by the Company or one of its
               subsidiaries on December 1st in order to receive an Award, unless the Committee decides otherwise in individual cases.

          SECTION 6.   Payment
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          6.1  Prior to March 1st, a report signed by the Vice President,
               Controller and the Chief Financial Officer specifying the final Incentive Funds and the percent of salaries to be awarded to Participants will be given to the Committee.

          6.2 Awards shall be paid prior to March 1st, unless otherwise decided by the Committee.

          SECTION 7.  General
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          7.1  The interpretation of this plan by the Committee and its decisions on all questions arising under this plan shall be conclusive and binding on all concerned parties.

          7.2 This plan may be amended at any time, including retro-actively, by the Committee.

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          Amended:  2/17/95
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          HVL:B:\MICP
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